Exhibit 10.1(a)

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

October 18, 2023

Richard J. Daly

[***]

Dear Rich,

We are pleased to extend you an offer of employment with Catalyst Pharmaceuticals, Inc., (“Catalyst” or the “Company”). The purpose of this letter is to confirm the details of the position that we are discussing:

1.

We are offering you the opportunity to join Catalyst as its President and Chief Executive Officer, with a start date of January 1, 2024 (the “Effective Date”). You will report directly to the Company’s Board of Directors and will remain a member of the Company’s Board of Directors while serving as the Company’s CEO. You agree to devote your full business time, best efforts, skills, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Further, you agree that you will not be paid additional compensation for your service as a member of the Company’s Board of Directors while you are serving as the Company’s CEO. Finally, effective December 1, 2023, you will become a consultant to the Company for the period between that date and December 31, 2023, during which period you will liaise with the Company’s current CEO so that the transition to your becoming CEO will be as seamless as possible.

2.

Your initial base salary for the 2024 calendar year will be $62,500 per month ($750,000 on an annualized basis), less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices. In addition, you will also be eligible for annual increases to your base salary at the end of each calendar year after 2024, if annual increases are approved by the Compensation Committee of the Company’s Board of Directors. [***]

3.

You will be eligible to receive a cash bonus of up to [***]% of base salary (starting in 2024) based upon individual and company performance metrics to be determined annually by the Compensation Committee of the Company’s Board of Directors.

4.

Catalyst makes available health insurance, vision, dental, and other insurance for its employees and their dependents. However, Catalyst does not subsidize the premiums for any insurance other than health, dental and vision insurance.

5.

You will receive 4 weeks (20 working days) of Paid Time Off (PTO) annually as of January 1 of each year. Except to the extent required by law, unused PTO time does not carry over from year to year. PTO is intended to be used for vacation and sick time.

6.

You will be reimbursed for reasonable expenses incurred by you in connection with the performance of your duties, consistent with Catalyst’s usual practices and subject to Catalyst’s reimbursement policy in effect from time to time with respect to such allowances and reimbursements, including travel related to Catalyst business. [***]

7.

On the date of this letter agreement (the “Execution Date”) you will be granted: (a) seven-year stock options to purchase 1,365,319 shares of the Company’s common stock at an exercise price set based on the closing price of the common stock on the Execution Date, and (b) 210,526 restricted stock units (“RSUs”). All of these stock options and RSUs will vest in five equal annual installments, with the first installment vesting on the first anniversary of the Effective Date and each year thereafter on the same date. These stock options and RSUs will be granted under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”) and will be documented in agreements in the form generally used by the Company to grant stock options and RSUs under the 2018 Plan. You will also be eligible to receive additional stock option grants and/or RSUs in future years subject to the terms of the applicable stock incentive plan and if granted in future periods by the Compensation Committee of the Company’s Board of Directors.

8.	[***]

9.

Effective on the Effective Date, you will be designated as a participant in the Company’s Executive Severance and Change in Control Plan (the “Severance and Change in Control Plan”). The Severance and Change in Control Plan provides certain benefits to designated employees in the event that they are terminated without “Cause” (as defined in the plan), if you terminate your employment with the Company for “Good Reason” (as defined in the plan), or in the event of a “Change in Control” (as defined in the plan). A copy of the Severance and Change in Control Plan has been provided to you.

10.

As a condition of your employment with the Company, you will be required to sign Catalyst’s “Employee Inventions Assignment, Confidentiality Agreement, and Non-Competition Agreement,” the form of which has been provided to you.

11.

As additional conditions of employment, you will be required to complete Catalyst’s “onboarding process,” which includes successful clearing of a background check, enrollment with Catalyst’s PEO — a vendor that assists Catalyst in managing our HR functions, and completion of an I-9 Form.

12.

You will be eligible to serve as a member of one other company’s board of directors during your employment with Catalyst, subject to clearance by Catalyst’s Board of Directors (in their sole and absolute discretion).

13.	Your employment is at will and may be terminated by you or by Catalyst at any time with or without cause.

14.

If your employment with Catalyst is terminated for any reason, you agree to promptly deliver back to Catalyst any company property in your possession, provided, however that copies of this agreement, copies of company benefit plans, and personal documents unrelated to your services on behalf of Catalyst will not be considered Company property for these purposes.

Please indicate your acceptance by signing below and returning a copy of the letter to me by email.

Sincerely,

/s/ Patrick J. McEnany

Patrick J. McEnany

Chief Executive Officer

Agreed to on this 18th day of October, 2023.

/s/ Richard J. Daly

Richard J. Daly

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